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                     November 3, 2022

       Vivian Liu
       Chief Financial Officer
       ContextLogic Inc.
       One Sansome Street, 33rd Floor
       San Francisco, California 94104

                                                        Re: ContextLogic Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 14,
2022
                                                            File No. 1-39775

       Dear Vivian Liu:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services